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As filed with the Securities and Exchange Commission on April 28, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PSB BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2930740 (I.R.S. Employer Identification Number)
1835 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

PSB BANCORP, INC.
1999 DIRECTOR STOCK OPTION PLAN
(Full title of the plan)

Copies to:

Anthony DiSandro President and Chief Executive Officer PSB Bancorp, Inc. 1835 Market Street Philadelphia, PA 08108 (215) 979-7900	David R. Payne, Esquire Stevens & Lee 620 Freedom Business Center Suite 200 King of Prussia, PA 19406 (610) 205-6025

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common stock, no par value	$24,999	$10.08	$251,990	$31.93

(1)
Based on the maximum number of shares of the Registrant's common stock, no par value per share, authorized for issuance under the Plan set forth above.

(2)
Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee. Amount is based upon the average of the bid and asked prices for a share of the Registrant's common stock on April 26, 2004. Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock dividends, stock splits or similar transactions.

PART II

Item 3. Incorporation of Documents by Reference.

        In this Registration Statement, "PSB," "we," "us," and "our" refer to PSB Bancorp, Inc.

        The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement and made a part hereof:

          (a)   our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

          (b)   our Current Report on Form 8-K filed with the SEC on April 2, 2004; and

          (c)   all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this registration statement from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Our bylaws provide that, except as provided below, we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of PSB Bancorp, Inc. against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding. However, we are not permitted under Pennsylvania law to indemnify any person if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        The bylaws also provide that the members of our board of directors shall not be liable for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing. This bylaw provision does not eliminate or limit the responsibility or liability of any director under any criminal statute, nor does it eliminate or limit the liability of any director for the payment of taxes according to local, state or federal law.

        Our directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Number	Title
4.1	Articles of Incorporation of PSB Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 of the SB-2 Registration Statement of PSB Bancorp, Inc. filed October 9, 1997)
4.2	Bylaws of PSB Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 of the SB-2 Registration Statement of PSB Bancorp, Inc. filed October 9, 1997)
5.1	Opinion of Stevens & Lee, P.C. (filed herewith)
23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP (filed herewith)
24.1	Powers of Attorney of Directors and Officers (included on signature page)
99.1	PSB Bancorp, Inc. 1999 Director Stock Option Plan (filed herewith)

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any additional or changed material information on the plan of distribution.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

          (3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has authorized this registration statement to be signed on its behalf by the undersigned in the City of Philadelphia, Commonwealth of Pennsylvania on April 28, 2004.

PSB BANCORP, INC.
By:	/s/ ANTHONY DISANDRO Anthony DiSandro President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony DiSandro, or David R. Payne, Esquire and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed below by the following persons and in the capacities and on the dates stated.

Signature	Position	Date

/s/ VINCENT J. FUMO Vincent J. Fumo	Chairman, Director	April 28, 2004
/s/ ANTHONY DISANDRO Anthony DiSandro	President, Chief Executive Officer, Director	April 28, 2004
/s/ JOHN CARROZZA John Carrozza	Chief Financial Officer (Principal Accounting and Financial Officer)	April 28, 2004
/s/ JAMES W. EASTWOOD James W. Eastwood	Director	April 28, 2004
/s/ ROSANNE PAUCIELLO Rosanne Pauciello	Corporate Secretary and Director	April 28, 2004
/s/ STEPHEN MARCUS Stephen Marcus	Director
/s/ DENNIS WESLEY Dennis Wesley	Director	April 28, 2004
/s/ JAMES KENNEY James Kenney	Director	April 28, 2004

EXHIBIT INDEX

Number	Title
4.1	Articles of Incorporation of PSB Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 of the SB-2 Registration Statement of PSB Bancorp, Inc. filed October 9, 1997)
4.2	Bylaws of PSB Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 of the SB-2 Registration Statement of PSB Bancorp, Inc. filed October 9, 1997)
5.1	Opinion of Stevens & Lee, P.C. (filed herewith)
23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)
23.2	Consent of Grant Thornton LLP (filed herewith)
24.1	Powers of Attorney of Directors and Officers (included on signature page)
99.1	PSB Bancorp, Inc. 1999 Director Stock Option Plan (filed herewith)

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PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interest of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX